Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

PSS World Medical, Inc.:

We consent to the incorporation by reference in the Registration Statement File Nos. 33-80657, 33-90464, 333-15043, 333-64185, 33-85004, 33-97756, 33-99046, 33-97754, 333-30427, 333-50526, 333-58272, 333-104262 and 333-138173 on Form S–8 of PSS World Medical, Inc. of our reports dated May 26, 2011, with respect to the consolidated balance sheets of PSS World Medical, Inc. as of April 1, 2011 and April 2, 2010, and the related consolidated statements of operations, equity, and cash flows for each of the years in the three-year period ended April 1, 2011, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of April 1, 2011, which reports appear in the April 1, 2011 annual report on Form 10–K of PSS World Medical, Inc.

/s/ KPMG

May 26, 2011

Jacksonville, Florida

Certified Public Accountants